                                                                  EXHIBIT (c)(2)

                                    FORM OF
                             STOCKHOLDER AGREEMENT


     This STOCKHOLDER AGREEMENT, dated as of July 15, 1999 (this "Agreement"), is made and entered into among Sterling Software, Inc., a Delaware corporation ("Parent"), Sterling Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and _______________ (the "Stockholder").

                                   RECITALS:

     A. Parent, Purchaser and Information Advantage, Inc., a Delaware corporation ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Purchaser will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) ______ shares of common stock, par value $0.01 per share ("Shares"), of Company (such Shares, together with any other shares of capital stock of Company the beneficial ownership of which is acquired by Stockholder during the period from and including the date hereof through and including the earlier of
(i) the Effective Time (as defined in the Merger Agreement) and (ii) the date that is six months after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, are collectively referred to herein as "Subject Shares").

     C. Pursuant to the Merger Agreement, Purchaser shall commence a cash tender offer (the "Offer") to purchase at a price of $6.50 per Share all outstanding Shares, including all of the Subject Shares. Stockholder has advised Parent and Purchaser that Stockholder intends to tender the Subject Shares in the Offer.

     D. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent and Purchaser have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

     E. Parent and Purchaser have entered into substantially similar stockholder agreements with each of the directors and certain of the executive officers and significant stockholders of the Company, including affiliates of Norwest Venture Capital and St. Paul Venture Capital.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               VOTING AGREEMENT

     Section 1.1  Agreement to Vote Shares.  During the Option Period (as
                  ------------------------
defined in Section 2.2), at any meeting of the stockholders of Company called to consider and vote upon the adoption of the Merger

Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares, whether issued, heretofore owned or hereinafter acquired, in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Option Period, at any meeting of the stockholders of Company called to consider and vote upon any Other Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Other Proposal by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares against such Other Proposal. For purposes of this Agreement, the term "Other Proposal" means any (a) Acquisition Proposal (as defined in the Merger Agreement) or (b) other action which is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Parent of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; provided, however, that neither the Merger nor any other transaction contemplated by the Merger Agreement to be consummated by Company, Parent or Purchaser in connection with the Merger shall constitute an Other Proposal. Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 1.1.

     Section 1.2  Irrevocable Proxy.
                  -----------------

          (a) Grant of Proxy.  STOCKHOLDER HEREBY APPOINTS PARENT AND ANY
              --------------
DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SHARES IN ACCORDANCE WITH
SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF STOCKHOLDER UNDER THIS AGREEMENT. STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

          (b) Other Proxies Revoked.  Stockholder represents that any proxies
              ---------------------
heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.


                                  ARTICLE II

                                    OPTION

     Section 2.1  Grant of Option.  Stockholder hereby grants to Parent an
                  ---------------
irrevocable option (the "Option") to purchase the Subject Shares on the terms and subject to the conditions set forth herein, at a price per Subject Share equal to $6.50 in cash or any higher price paid or to be paid by Parent and Purchaser pursuant to the Offer (such price being referred to as the "Option Consideration").

     Section 2.2  Exercise of Option.  (a) Parent may exercise the Option, in
                  ------------------
whole or in part, at any time or from time to time during the period (the "Option Period") from and including the date hereof through and including the earlier of (x) the Effective Time and (y) the date that is six months after the date on which the Merger Agreement is terminated pursuant to Sections 8.1(d)(i) or 8.1(e)(i) thereof and (z) the date that is 90 days after the date on which the Merger Agreement is terminated pursuant to Section 8.1(e)(iii) thereof; provided, however, that the Option shall terminate with respect to any Subject
--------  -------
Shares that are tendered pursuant to the Offer

                                     C-2-2
and purchased by Purchaser thereunder. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Subject Shares in respect of which it shall have exercised the Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

          (b) If Parent wishes to exercise the Option, it shall deliver to Stockholder a written notice (an "Exercise Notice") to that effect which specifies (i) the number of Subject Shares to be purchased from Stockholder and
(ii) a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of a preliminary or final injunction or any other applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated, (i) Stockholder shall promptly take all such actions as may be requested by Parent, and shall otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the fifth business day following the elimination of all such impediments. The place of the Option Closing shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 and the time of the Option Closing shall be 10:00 a.m. (New York Time) on the Option Closing Date.

     Section 2.3  Payment and Delivery of Certificates.  At any Option Closing,
                  ------------------------------------
Parent shall pay to Stockholder the Option Consideration payable in respect of the Subject Shares to be purchased from Stockholder at the Option Closing, and Stockholder shall deliver to Parent such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall, to the extent permissible, assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that Stockholder may have to require Company to register such Subject Shares under the Securities Act of 1933, as amended (the "Securities Act"). Transfer taxes, if any, imposed as a result of the exercise of the Option shall be borne by Stockholder.

     Section 2.4  Adjustment upon Changes in Capitalization, Etc.  In the event
                  ----------------------------------------------
of any change in the capital stock of Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the Subject Shares if the Option had been exercised immediately prior to such event relating to Company or the record date therefor, as applicable. The provisions of this Section 2.4 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     Section 3.1  Certain Representations and Warranties of Stockholder.
                  -----------------------------------------------------
Stockholder represents and warrants to Parent and Purchaser as follows:

             (a)  Ownership. Stockholder is the sole record and beneficial owner
                  ---------
of ______ Subject Shares and has full and unrestricted power to dispose of and to vote such Shares. Stockholder does not beneficially own any securities of Company on the date hereof other than such Shares. Stockholder has sole

                                     C-2-3
voting power and sole power to issue instructions with respect to the matters set forth in Articles I and II hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)  Power and Authority; Execution and Delivery.  Stockholder has all
               -------------------------------------------
requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

          (c)  No Conflicts.  The execution and delivery of this Agreement do
               ------------
not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Stockholder to perform Stockholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

          (d)  No Encumbrances.  Except as applicable in connection with the
               ---------------
transactions contemplated by Article II hereof, the Subject Shares and the certificates representing the Subject Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e)  No Finder's Fees. No broker, investment banker, financial advisor
               ----------------
or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

     Section 3.2  Representations and Warranties of Parent and Purchaser.
                  ------------------------------------------------------
Parent and Purchaser hereby represent and warrant to Stockholder that:

          (a)  Power and Authority; Execution and Delivery. Parent and Purchaser
               -------------------
each has all requisite legal capacity, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming that this Agreement constitutes the valid and binding obligation of Stockholder, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

          (b)  No Conflicts.  The execution and delivery of this Agreement do
               ------------
not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated

                                     C-2-4
hereby and compliance with the provisions hereof will not (i) conflict with or result in any breach of any organizational documents applicable to Parent or Purchaser or (ii) conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent or Purchaser, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent and Purchaser to perform their obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

          (c)  Purchase Not for Distribution.  The Option and the Subject Shares
               -----------------------------
to be acquired upon exercise of the Option are being and shall be acquired by Parent without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and shall not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.


                                  ARTICLE IV

                               CERTAIN COVENANTS

     Section 4.1  Certain Covenants of Stockholder.
                  --------------------------------

          (a)  Restriction on Transfer of Subject Shares, Proxies and
               ------------------------------------------------------
Noninterference.  During the Option Period, Stockholder shall not, directly or
---------------
indirectly: (A) except pursuant to the terms of this Agreement and for the tender of Subject Shares in the Offer, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares; (B) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares; or (C) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or by the Merger Agreement.

          (b)  Cooperation.  Stockholder shall cooperate fully with Parent,
               -----------
Purchaser and Company in connection with their respective efforts to fulfill the conditions to the Merger set forth in Article VII of the Merger Agreement.

          (c)  Releases.  Stockholder hereby fully, unconditionally and
               --------
irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that Stockholder has or may have against Company or any of its Subsidiaries or any present or former director, officer, employee or agent of Company or any of its Subsidiaries (collectively, the "Released Parties") arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time; provided, however, that such release shall not apply to any claim or cause of action insofar as it relates to rights to indemnification under Company's charter or by-laws or any entitlement to compensation or benefits earned or accrued by or for the benefit of Stockholder prior to the Effective Time in respect of services performed by Stockholder to Company, in the ordinary course of Company's business, as a director, officer or employee of Company.

          (d)  No Solicitation.  Stockholder shall not, in the capacity as a
               ---------------
stockholder, respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any business combination merger, tender offer, exchange offer, sale of assets, sale of shares of capital

                                     C-2-5
stock or debt securities or similar transactions involving Company or any Subsidiary, division or operating or principal business unit of Company. If Stockholder receives any such inquiry or proposal, then Stockholder shall promptly inform Parent of the existence thereof. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

             (e)  Reliance by Parent. Stockholder understands and acknowledges
                  ------------------
that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

                                   ARTICLE V

                                 MISCELLANEOUS

     Section 5.1  Fees and Expenses.  Each party hereto shall pay its own
                  -----------------
expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.2  Amendment; Termination.  This Agreement may not be amended
                  ----------------------
except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement and the proxies granted pursuant to Section 1.2 shall terminate at the end of the Option Period.

     Section 5.3  Extension; Waiver.  Any agreement on the part of a party to
                  -----------------
waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 5.4  Entire Agreement; No Third-Party Beneficiaries.  This
                  ----------------------------------------------
Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies; provided, however, that the provisions of Section 4.1(c) are intended to inure to the benefit of, and to be enforceable by, the Released Parties.

     Section 5.5  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 5.6  Notices.  All notices, requests, claims, demands and other
                  -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier or telecopy (providing proof of delivery) to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

If to Parent or Purchaser:

                              Sterling Software, Inc.
                              300 Crescent Court
                              Suite 1200
                              Dallas, TX 75201-7853

                              Attention: Don J. McDermett, Jr.
                              SVP, General Counsel & Secretary
                              Telecopy: (214) 981-1265

                                     C-2-6
          with a copy (which shall not constitute notice) to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, New York  10022
                              Attention: Richard J. Grossman, Esq.
                              Telecopy: (212) 735-2000

If to Stockholder:

                              _________________________
                              _________________________
                              _________________________
                              Telecopy: _______________


     Section 5.7   Assignment.  Neither this Agreement nor any of the rights,
                   ----------
interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent and Purchaser hereunder, may be assigned or delegated, in whole or in part, by Parent and Purchaser without the consent of or any action by Stockholder upon notice by Parent or Purchaser to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred, assigned or passed, whether by operation of law or otherwise).

     Section 5.8   Confidentiality.  Stockholder recognizes that successful
                   ---------------
consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

     Section 5.9   Further Assurances.  Stockholder shall execute and deliver
                   ------------------
such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent or Purchaser in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

     Section 5.10  Enforcement.  Irreparable damage would occur in the event
                   -----------
that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated

                                     C-2-7
hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

     Section 5.11  Severability.  Whenever possible, each provision or portion
                   ------------
of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 5.12  Descriptive Headings.  The descriptive headings used herein
                   --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 5.13  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.


                           [signature page follows]

                                     C-2-8

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                              STERLING SOFTWARE, INC.


                              By:  /s/ Don J. McDermett, Jr.
                                 ------------------------------------------
                              Name:  Don J. McDermett, Jr.
                              Title: Senior Vice President, General Counsel and
                                     Secretary


                              STERLING SOFTWARE ACQUISITION CORP.


                              By:  /s/ Don J. McDermett, Jr.
                                 ------------------------------------------
                              Name:  Don J. McDermett, Jr.
                              Title: Vice President


                              ---------------------------------------------
                              [             ]

            SCHEDULE OF THE NUMBER OF SHARES OWNED BY EACH STOCKHOLDER
                              WHO ENTERED INTO A
                             STOCKHOLDER AGREEMENT


Shareholder:                           Shares:
------------                           -------
Norwest Equity Partners IV           1,930,795
Norwest Equity Partners V            1,248,053
St. Paul Fire and Marine
  Insurance Company                  2,163,129
St. Paul Venture Capital IV L.L.C.     301,788
William Younger Trust                   87,133
Hollis Family Limited Partnership       40,000
Rory Terrien                             8,500
Richard Tanler                          45,193
Robin Pederson                          36,896
Richard Parker                          53,300
Larry Ford                              51,500
Ronald Codd                              4,000
Mary Trick                              20,200
Jay Wein                               315,359